UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 7, 2010

FRESHWATER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-140595
(Commission File Number)

98-0508360
(IRS Employer Identification No.)

30 Denver Crescent, Suite 200, Toronto, Ontario, Canada  M2J 1G8
(Address of principal executive offices and Zip Code)

(416) 490-0254
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On September 7, 2010, we entered into a Securities Purchase Agreement whereby we agreed to sell one convertible promissory note to one investor for gross proceeds of $25,000.  The convertible note that we agreed to sell has a face amount of $25,000, is due and payable on June 10, 2011, earns interest at a rate of 8% per annum and is convertible, at the option of the holder, into shares of our common stock at a conversion price as set forth in the convertible note.

Item 3.02   Unregistered Sales of Equity Securities

On September 7, 2010, we sold one convertible promissory note to one investor for gross proceeds of $25,000.  This convertible promissory note that we agreed to sell has a face amount of $25,000, is due and payable on June 10, 2011, earns interest at a rate of 8% per annum and is convertible, at the option of the holder, into shares of our common stock at a conversion price as set forth in the convertible note.

The investor is an accredited investor, and in issuing the convertible promissory note we relied on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 4(2) of the Act and/or by Rule 506 of Regulation D promulgated thereunder.

Item 9.01   Financial Statements and Exhibits.

10.1	Securities Purchase Agreement dated September 7, 2010 with Asher Enterprises, Inc.
10.2	Convertible Promissory Note dated September 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRESHWATER TECHNOLOGIES, INC.

/s/Max Weissengruber
Max Weissengruber

President, CEO and director

Date:  September 9, 2010